July 26, 2007

Mark Challinor
1-2 St. Johns Path
Clerkenwell, London EC1 4DD

Dear Mark:

On January 25, 2007, you (“You”) and G8Wave, Inc., a Delaware corporation (the “Company), entered into a letter agreement (the “Employment Agreement”) setting forth the terms on which You serve as the Company’s Senior Vice President and the Managing Director of g8wave, Ltd., a Company subsidiary. Pursuant to Section 5 of the Employment Agreement, the Company is obligated to grant to You an option (“Option 1”) to purchase 166,725 shares of the Company’s common stock pursuant to the Company’s 2006 Stock Option and Purchase Plan. Option 1 vests as to 25% of the shares on January 25, 2008, and the balance in equal monthly installments over the next thirty six (36) months. In addition, pursuant to Section 5 of the Employment Agreement, when the Company reorganizes the equity structure and option plan of its United Kingdom subsidiary, the Company is obligated to grant to You an option (“Option 2, and together with Option 1, collectively the “Options”) to purchase common stock equal to five percent (5%) of the outstanding common stock of the independent United Kingdom subsidiary.

The Company is considering entering into a transaction pursuant to which a publicly-traded company (“PubCo”) will acquire by merger (the “Merger”) all of the issued and outstanding capital stock and the business of the Company in exchange for the issuance by Pubco of shares of its common stock (“Pubco Common Stock”) to the Company’s stockholders. The Company would be the surviving entity of the Merger and a wholly-owned subsidiary of PubCo. In connection with the Merger, it is contemplated that Pubco would assume the Employment Agreement and You would be the Senior Vice President of Pubco (the “Assumption”)

Promptly following the closing of the Merger, it is contemplated that Pubco will adopt the 2007 Stock Incentive Plan (the “Pubco Plan”), a draft copy of which is enclosed herewith. The Pubco Plan will, among other things, permit Pubco to grant restricted stock units (the “RSUs”) covering shares of Pubco Common Stock. Each RSU, once vested, will entitle the holder to one (1) share of Pubco Common Stock.

By signing below, You and the Company hereby agree to amend the Employment Agreement as follows:

1. Section 5 of the Employment Agreement is hereby deleted in its entirety and no longer has any force or effect, and the Company’s obligation to issue to You the Options is hereby terminated (the “Options Termination”).

2. In exchange for the Options Termination, promptly following the adoption by Pubco of the Pubco Plan and the registration of Pubco Common Stock issuable under the Pubco Plan with the Securities and Exchange Commission and any applicable state securities regulatory agencies (to the extent required for the RSUs or Common Stock to be issued under the Pubco Plan), and conditioned on You being employed by Pubco on the date of grant, Pubco shall grant to You RSUs covering 166,725 shares of Pubco Common Stock. The RSUs will be subject in all respects to the terms and conditions of the Pubco Plan. The vesting schedule for the RSUs shall be substantially similar to the vesting schedule for the Options, and you shall receive credit for Your service with the Company prior to such grant.

This Agreement shall be governed by the laws of England and Wales, except that the laws of the State of Delaware and the federal laws of the United States shall govern all matters related to the Options Termination, the Pubco Plan and the RSUs. Except as specifically set forth herein, the Employment Agreement shall remain in full force and effect. In the event of a conflict between this Agreement and the Employment Agreement, the terms of this Agreement shall govern to the extent of such conflict.

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If You are in agreement with the foregoing terms, please sign the acknowledgement below and return a signed copy to me in person or via facsimile as soon as possible.

Very truly yours,

G8WAVE, INC.

By:_/s/ Habib Khoury___________
      Habib Khoury, President and CEO

Acknowledgement:

By my signature below, I acknowledge and agree that I (1) have received this letter and the enclosed Pubco Plan and understand and agree to their contents, (2) hereby consent to the Assumption, and (3) have had an opportunity to discuss the same with the Company and my professional advisors.

MARK CHALLINOR

By:_/s/ Mark Challinor____________
  Date:_______________________